Exhibit 35
SUBORDINATION AGREEMENT
          This Subordination Agreement (this “Subordination Agreement”) is made as of February 21, 2007 by and between RME FINANCE LTD, formerly known as AMATOLA ENTERPRISES LIMITED, a company incorporated under the laws of Cyprus, as and in its capacity as Agent and Security Agent pursuant to that certain Facility Agreement, defined below (in such capacity, the “Agent”) and RME FINANCE LTD, as lender pursuant to that certain Bridge Agreement as defined below (“Subordinated Creditor”).
          A. Pursuant to the Facility Agreement dated as of August 26, 2004 (as amended, modified, supplemented, restated or extended from time to time, the “Facility Agreement”), by and among MOSCOW CABLECOM CORP., a Delaware corporation (the “Company”), ZAO COMCOR-TV, a closed joint stock company organized under the laws of the Russian Federation and a wholly-owned subsidiary of the Company (the “Borrower”), and certain subsidiary guarantors of the Company from time to time party thereto (together with the Company, the “Guarantors” and together with the Company and the Borrower, the “Obligors”), and RME FINANCE LTD, as Agent for itself and the other lenders from time to time party thereto (the “Senior Lenders” or collectively with the Agent, the “Senior Creditors”), the Senior Creditors have made loans or have extended other credit accommodations to the Borrower that have been unconditionally guarantied by the Guarantors. The obligations of the Obligors under the Facility Agreement and the documents and instruments entered into in connection therewith are or may be from time to time secured by assets and properties of the Obligors.
          B. The Borrower and the Company propose to enter into that certain Bridge Facility Agreement, dated as of February 21, 2007 (as amended from time to time, the “Bridge Agreement”) with Subordinated Creditor providing for the extension of unsecured loans by Subordinated Creditor to the Borrower in an amount up to $45,000,000.00 on and subject to the terms and conditions set forth therein, which loans will be guarantied by the Company pursuant to a Continuing Unconditional Guaranty, of even date with the Bridge Agreement, in favor of Subordinated Creditor (as amended from time to time, the “Guaranty”). Loans made pursuant to the Bridge Agreement will be further evidenced by one or more unsecured subordinated promissory notes (each a “Note” and collectively, the “Notes”).
          C. It is a condition to the Agent’s consent to, among other things, the incurrence of indebtedness under the Bridge Agreement that Subordinated Creditor enter into this Subordination Agreement to confirm that, among other things, any and all amounts owing to Subordinated Creditor (or any subsequent holder of any Note) under or pursuant to the Bridge Agreement or any Note be subordinated in right of payment to the prior payment in full of any and all Senior Debt of the Company and the Borrower (as defined below).
          D. Subordinated Creditor is willing to subordinate: (i) all of the Borrower’s and all of the Company’s respective indebtedness, obligations and liabilities to Subordinated Creditor now existing or hereafter arising, primary or secondary, arising under or relating to the Bridge Agreement, the Notes, the Guaranty or any other “Transaction Document” (as that term is defined in the Bridge Agreement in effect on the date hereof) and any and all documents, instruments and agreements entered into in connection therewith, in each case as amended from time to time including all principal of and interest (including any interest which accrues after the commencement of any case, proceeding or other actions relating to the bankruptcy, insolvency or reorganization of the Borrower or the Company) on any loans or other extensions of credit under or in connection with the Bridge Agreement, and any all costs of collection, fees and expenses associated therewith (the “Subordinated Debt”) to all of the Borrower’s and all of the Company’s respective indebtedness, obligations, and liabilities to the Senior Creditors now existing or hereafter arising, primary or secondary, arising under or relating to the Facility Agreement, the other “Finance Documents” (as that term is defined in the Facility Agreement) and any and all documents, instruments and agreements entered into in connection therewith, in each case as amended from time to time including all principal of and interest (including any interest which accrues after the commencement of any case, proceeding or other actions relating to the bankruptcy, insolvency or reorganization of the Borrower or the Company) on any loans or other extensions of credit under or in connection with the Facility Agreement, and any all costs of collection, fees and expenses associated therewith (the “Senior Debt”), and (ii) all of Subordinated Creditor’s liens and security interests, if any, in any Obligor’s property, to all of Agent’s or any other Senior Creditor’s liens and security interests in such property. Capitalized terms not otherwise defined herein, shall have the meanings given in the Facility Agreement.

          Now, therefore, the parties agree as follows:
          1. Subordination of Security. Subordinated Creditor hereby subordinates to the Senior Creditors any Security that Subordinate Creditor may have on any property of any Obligor. Notwithstanding the respective dates of attachment or perfection of the Security of Subordinated Creditor, if any, and the Security of the Senior Creditors, the Security held by or in favor of any Senior Creditor, shall at all times be prior to the Security of Subordinated Creditor. Nothing herein shall, or be deemed to, impair or prejudice the terms and restrictions under Clauses 17.3 or 17.7 of the Facility Agreement.
          2. Subordination to Senior Debt.
               (a) Notwithstanding anything to the contrary contained in the Bridge Agreement or the other Transaction Documents, Subordinated Creditor covenants and agrees, that the Bridge Agreement, the Notes, the Guaranty and the other Transaction Documents shall be and are issued subject to the provisions of this Subordination Agreement; and each person holding any Note, whether upon original issuance or upon transfer, assignment or exchange thereof accepts and agrees that all payments on or in respect of the Subordinated Debt shall, to the extent and in the manner set forth in this Subordination Agreement, be subordinated and junior in right of payment, to the prior and indefeasible payment in full in cash of all amounts payable on or under any and all Senior Debt (including principal, interest, fees, commissions, expenses and indemnities in respect thereof and any interest accruing subsequent to the commencement or filing of any petition in any bankruptcy or insolvency proceeding at the rate provided for in the documents governing such Senior Debt, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy or insolvency proceeding).
               (b) The Subordinated Creditor will not demand or receive from, or on behalf of, any Obligor (and no Obligor will pay to Subordinated Creditor), directly or indirectly, all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will the Subordinated Creditor exercise any right or remedy with respect to the any Obligor or any of their assets or properties, nor will the Subordinated Creditor commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against any Obligor, for so long as any portion of the Senior Debt remains outstanding. Notwithstanding the foregoing, Subordinated Creditor shall be entitled to receive each regularly scheduled quarterly payment of interest under the Bridge Agreement, as in effect on the date hereof, provided that no Event of Default or event or circumstance which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default, exists immediately before or after giving effect to such payment.
               (c) To the extent any payment of Senior Debt (whether by or on behalf of the Company or any other Obligor, as proceeds of Security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver, liquidator or other similar party under any bankruptcy, insolvency, receivership, liquidation, fraudulent conveyance or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver, liquidator or other similar party, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent the obligation to repay any Senior Debt is declared to be fraudulent, invalid or otherwise set aside under any bankruptcy, insolvency, receivership, liquidation, fraudulent conveyance or similar law, then the obligations so declared fraudulent, invalid or otherwise set aside (and all other amounts which would come due with respect thereto had such obligations not been so affected) shall be deemed to be reinstated and outstanding as Senior Debt for all purposes hereof as if such declaration, invalidity or setting aside had not occurred.
          3. Turnover. The Subordinated Creditor shall immediately deliver to the Agent in the form received (except for endorsement or assignment by the Subordinated Creditor where required by the Agent) for application to the Senior Debt, any payment, distribution, Security or proceeds received by the Subordinated Creditor in respect of the Subordinated Debt, other than in strict accordance with this Subordination Agreement. Without limiting the foregoing, in the event that, notwithstanding the foregoing, any payment shall be received by Subordinated Creditor when such payment is prohibited by this Subordination Agreement, such payment shall be held in trust for the sole benefit of, and shall be paid over or delivered to, the Agent for the benefit of the Senior Lenders.

4. Payment Over of Proceeds Upon Dissolution, Etc.
               (a) Upon any payment or distribution of assets or securities of any Obligor, of any kind or character, whether in cash, property or securities, upon any dissolution or winding-up or total or partial liquidation or reorganization of any Obligor, whether voluntary or involuntary or in bankruptcy, insolvency, receivership, liquidation or other proceeding, all amounts due or to become due upon all Senior Debt (including interest accruing subsequent to the commencement or filing of any petition in any bankruptcy or insolvency proceeding at the rate provided for in the documents governing such Senior Debt, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under Title 11 of the United States Code) shall first be indefeasibly paid in full, in cash, before Subordinated Creditor shall be entitled to receive any payment on account of the Subordinated Debt, or any payment to acquire the Subordinate Debt or any Note for cash, property or securities or any distribution with respect to the Subordinated Debt or any Note of any cash, property or securities. Before any payment may be in respect of the Subordinated Debt, upon any such dissolution, winding-up, liquidation or reorganization, any payment or distribution of assets or securities of any Obligor of any kind or character, whether in cash, property or securities, to which Subordinated Creditor the holder of any Note would be entitled, except for the provisions of this Subordination Agreement, shall be made by such Obligor or by any receiver, liquidator, administrator, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by Subordinated Creditor or the holder of a Note if received by it, directly to the holders of Senior Debt (pro rata to such holders on the basis of the respective amounts of Senior Debt held by such holders) or their respective representatives, including the Agent, as their respective interests may appear, to the extent necessary to pay all such Senior Debt indefeasibly in full, in cash, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Debt.
               (b) In the event that, notwithstanding the foregoing provision prohibiting such payment or distribution, any payment or distribution of assets or securities of an Obligor of any kind or character, whether in cash, property or securities, shall be received by the Subordinated Creditor or any holder of any Note at a time when such payment or distribution is prohibited by Section 4(a) of this Subordination Agreement and before all obligations in respect of Senior Debt are indefeasibly paid in full, in cash, such payment or distribution shall be received and held in trust for the sole benefit of, and shall be paid over or delivered to, the holders of Senior Debt (pro rata to such holders on the basis of the respective amount of Senior Debt held by such holders) or their respective representatives, including the Agent, as their respective interests may appear, for application to the payment of Senior Debt remaining unpaid until all such Senior Debt has been indefeasibly paid in full in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Debt.
          5. Subrogation. Upon the indefeasible payment in full of all Senior Debt in cash, the Subordinated Creditor shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of the Borrower and the Company made on such Senior Debt until the principal of, premium, if any, and interest on the Subordinated Debt shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Senior Debt of any cash, property or securities to which the Subordinated Creditor would be entitled except for the provisions of this Subordination Agreement and no payment over pursuant to the provisions of this Subordination Agreement to the holders of Senior Debt by the Subordinated Creditor shall, as between the Borrower or the Company, their respective creditors, other than the Senior Creditors, and the Subordinated Creditor, be deemed to be a payment by the Borrower or the Company to or on account of the Senior Debt; and no payments or distributions of cash, property or securities to or for the benefit of the Subordinated Creditor pursuant to the subrogation provisions hereof which would otherwise have been paid to the Senior Creditors shall be deemed to be a payment by the Borrower or the Company to or for the account of the holder of the Subordinated Creditor. It is understood that the provisions of this Subordination Agreement are and are intended solely for the purpose of defining the relative rights of the Subordinated Creditor, on the one hand, and the Senior Creditors, on the other hand.
          6. Obligations of Company Unconditional. Nothing contained in this Subordination Agreement is intended to or shall impair, as among the Borrower, the Company and the Subordinated Creditor, the obligations of the Borrower or the Company, which are absolute and unconditional, to pay to the Subordinated Creditor the principal of and interest on the Subordinated Debt as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the Subordinated Creditor and creditors of the Borrower or the Company other than the Senior Creditors.
          7. Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Debt. No right of any present or future Senior Creditors to enforce subordination as provided herein will at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Obligor or by any act or failure to act by any Senior Creditor, or by any noncompliance by the Borrower or the Company with the terms of the Subordinated Debt, regardless of any knowledge thereof which any such Senior Creditor may have or otherwise be charged with. The provisions of this Subordination Agreement are intended to be for the benefit of, and shall be enforceable directly by, the Senior Creditors.
          8. Reliance of Holders of Senior Debt. Subordinated Creditor acknowledges and agrees that these subordination provisions are, and are intended to be, an inducement to and a consideration of each Senior Creditor, whether such Senior Debt was created or acquired before or after the creation of the indebtedness evidenced by the Bridge Agreement or the Notes, and each such holder of Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Debt.
          9. No Waiver of Subordination Provisions. Without in any way limiting the generality of Section 7, the Senior Creditors may, at any time and from time to time, without the consent of or notice to the Subordinated Creditor, without incurring responsibility to the Subordinated Creditor and without impairing or releasing the subordination provided in this Subordination Agreement or the obligations hereunder of the Subordinated Creditor to the Senior Creditors, take such actions with respect to the Senior Debt as they, or any one of them, may deem appropriate, including, without limitation: (a) change the manner, place or terms of payment or extend the time of payment of, or renew, amend or alter, the Senior Debt (including increasing the principal amount, increasing applicable interest rates) or any instrument evidencing the same or any agreement under which Senior Debt is outstanding or secured; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt; (c) release any Person liable in any manner for the payment or collection of Senior Debt, (d) exercise or refrain from exercising any rights against the Borrower, Company or any other Person, (e) terminating advances to the Borrower, (f) compromising the Senior Debt. No such action or inaction shall impair or otherwise affect the Senior Creditors’ rights hereunder.
          10. Legend; Amendments. Subordinated Creditor shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Subordination Agreement. No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Subordination Agreement in any manner which might terminate. By way of example, such instruments shall not be amended to (i) increase the rate of interest with respect to the Subordinated Debt, or (ii) accelerate the payment of the principal or interest or any other portion of the Subordinated Debt. The Subordinated Creditor represents, warrants and covenants to the Agent that it does not, and will not, at any time hold Security for payment of the Subordinated Debt.
          11. Amendment, Supplement and Waiver. This Subordination Agreement may only be amended, modified or supplemented by a written instrument executed by the Agent and the Subordinated Creditor. Any amendment or waiver effected in accordance with this Section 11 shall be binding upon the Subordinated Creditor and the Obligors.
          12. Successors and Assigns. This Subordination Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.
          13. Governing Law. This Subordination Agreement shall be construed and enforced in accordance with, and governed by, the internal laws of the State of New York, excluding that body of law applicable to conflicts of laws.
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     IN WITNESS WHEREOF, each party has caused this Subordination Agreement to be executed as of the date first set forth above.

AGENT:

RME FINANCE LTD, AS AGENT

By:	/s/ Vladimir Kuznetsov

Name:	Vladimir Kuznetsov
Title:	Attorney in Fact

SUBORDINATED CREDITOR:

RME FINANCE LTD

By:	/s/ Vladimir Kuznetsov

Name:	Vladimir Kuznetsov
Title:	Attorney in Fact

Acknowledged and Agreed:

THE BORROWER:

ZAO COMCOR-TV

By:	/s/ Mikhail Silin

Name:	Mikhail Silin
Title:	General Director

THE COMPANY:

MOSCOW CABLECOM CORP.

By:	/s/ Andrew Intrater

Name:	Andrew Intrater
Title:	Chairman
Signature Page to Subordination Agreement